                                 EXHIBIT 12
           COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND
              RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                        PREFERRED STOCK DIVIDENDS
                        COCA-COLA ENTERPRISES INC.
                        (In millions except ratios)

                                                 Fiscal Year
                                    --------------------------------------
                                     1996    1995    1994    1993    1992
                                    ------  ------  ------  ------  ------
Computation of Earnings:
 Earnings (loss) from continuing
  operations before income taxes
  and cumulative effect of
  accounting changes                $194     $145    $127    $ 55    $(12)
 Add:
  Interest expense                   332      319     314     332     315
  Amortization of
   capitalized interest                2        1       1       1       1
  Amortization of debt
   premium/discount                   23       12       2       3       2
  Interest portion of rent expense    12       10       9       8       8
                                    ----     ----    ----    ----    ----
 Earnings as adjusted               $563     $487    $453    $399    $314
                                    ====     ====    ====    ====    ====
Computation of Fixed Charges
 and Combined Fixed Charges
 and Preferred Stock Dividends:
  Interest expense                  $332     $319    $314    $332    $315
  Capitalized interest                 2        4       3       1       1
  Amortization of debt
   premium/discount                   23       12       2       3       2
  Interest portion of rent expense    12       10       9       8       8
                                    ----     ----    ----    ----    ----
 Fixed Charges                       369      345     328     344     326
  Preferred stock dividends (a)       13        3       3       -       -
                                    ----     ----    ----    ----    ----
 Combined Fixed Charges and
  Preferred Stock Dividends         $382     $348    $331    $344    $326
                                    ====     ====    ====    ====    ====
Ratio of earnings to fixed
 charges                            1.53     1.41    1.38    1.16     (b)
                                    ====     ====    ====    ====    ====
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends                    1.47     1.40    1.37    1.16     (b)
                                    ====     ====    ====    ====    ====

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.

(b) Earnings for 1992 were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $12 million.
